Exhibit 10.1

NON-COMPETITION AGREEMENT

THIS AGREEMENT, made as of December 14, 2005, between Albert L. Prillaman (the “Former Executive”) and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Company”).
WHEREAS, the Company desires to preserve its competitive status in the industry and to protect the future of the Company by obtaining a covenant not to compete from the Former Executive who served as chairman of the Company until April 2005, and the Former Executive is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement. In consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:
1.  Term. The term of this Agreement (the “Term”) shall commence on the date hereof and end on December 31, 2008.
2.  Consideration. The Company shall pay the Former Executive $250,000 promptly after the date hereof as consideration for the covenants contained herein.
3.  Restrictive Covenants.
(a)  Non-competition Restriction. During the Term, the Former Executive shall not directly or indirectly manage, operate, control, be employed by, participate in, invest in or be connected in any manner with the management, operation, ownership or control of any business or venture which is in competition in the United States with the business of the Company, provided that nothing herein shall prohibit the Former Executive from owning securities of the Company or up to 5% of the outstanding voting securities of any issuer which is listed on the New York or American Stock Exchange or as to which trading is reported or quoted on the NASDAQ System.
(b)  Non-solicitation Agreement. During the Term, the Former Executive shall not directly or indirectly hire or employ in any capacity or solicit the employment of or offer employment to or entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them.
(c)  Specific Enforcement. It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in subsections (a) and (b) above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company. The Former Executive therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
(d)  Severability and Extension. If the period of time or the area specified in subsection (a) above is determined to be unreasonable in any proceeding, such period shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof, or both, so that such restrictions may be enforced for such time and in such area as is determined to be reasonable. If the Former Executive violates any of the restrictions contained in subsection (a) above, the restrictive period shall not run in favor of the Former Executive from the time of the commencement of any such violation until such time as such violation shall cease.
4.  Notice. All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:
(a)  If to the Company:

Stanley Furniture Company, Inc.
1641 Fairystone Park Highway
Stanleytown, Virginia 24168

Attention: Chairman and Chief Executive Officer

(b)  If to the Former Executive:

Albert L. Prillaman
10 Gracefield Road
Hilton Head Island, SC 29928

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.
5.  Waiver of Breach. Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.
6.  Entire Agreement. This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the subject matter hereof. It may be changed only by an agreement in writing signed by both parties hereto.
7.  Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
8.   Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, its successors and assigns, and the Former Executive, his heirs, beneficiaries and legal representatives.

IN WITNESS WHEREOF, the Former Executive and the Company have executed this Agreement as of the day and year above written.

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Jeffrey R. Scheffer
Jeffrey R. Scheffer
Chairman and Chief Executive Officer

/s/ Albert L. Prillaman
Albert L. Prillaman